Exhibit 10.1

[PNA GROUP LETTERHEAD]

PRIVATE & CONFIDENTIAL

September 12, 2006

Christopher J. Moreton

PNA Group, Inc.

400 Northridge Road, Suite 850

Atlanta, Georgia 30350

Dear Chris:

Reference is made to the letter agreement dated February __, 2004 from Preussag North America, Inc. to you, as amended by the letter dated January 24, 2006 from PNA Group, Inc. to you (collectively, the “Agreement”).

Section 2(C) of the Agreement is hereby amended by extending the initial term of your employment for an additional six month period, though June 30, 2009.

Except as specifically modified hereby, the Agreement is in all respects confirmed, ratified and approved.

Please sign both copies of this letter below, retain one for your records and return the other to the undersigned using the Federal Express Airbill that is enclosed.

Very truly yours,

PNA GROUP, INC.

/s/ Eva M. Kalawski
Eva M. Kalawski Vice President and Secretary

AGREED AND ACCEPTED:

/s/ Christopher J. Moreton	Date: 9/18/06
Christopher J. Moreton

[PNA GROUP LETTERHEAD]

Mr. C J Moreton

PNA Group

400 Northridge Road

Suite 850

Atlanta, GA 30350 USA

24 January 2006

Dear Chris,

I am pleased to advise you that pursuant to Clause 3(B) of your contract your basic salary has been revised to US$ 275,000 with effect from 1 January 2006.

Yours sincerely,

/s/ V H Sher
V H Sher President PNA Group Inc

[PNA GROUP LETTERHEAD]

PNA GROUP INC

DIRECTORS’ COMMITTEE

SALARY REVIEW - C J MORETON

Review Due December 2005, Effective 1 January 2006

Under Clause 3(B) of Chris Moreton’s contract of Employment, his salary is due for review with effect from the 1 January 2006.

Since the end of 2003 (when Chris’ salary was last set) the market for persons occupying a similar position to Chris has moved ahead fairly firmly. From the 2004 accounts of three public companies who are competitors we can see that the basic salaries of the CFO’s for that year were in the range of US$ 295,000 to US$ 314,000 an average of US$ 303,000 compared to an average of US$ 234,000 in 2002.

Chris has performed well in his role and after making due allowance for the level of Directors Fees paid to Chris (US$ 34,500) it is proposed that his basic salary be increased from US$ 225,000 to US$ 275,000 with effect from 1 January 2006.

Approved in writing on 24 January 2006.

/s/ Mr. r Feuerhake	/s/ Mr. V H Sher
Mr. r Feuerhake	Mr. V H Sher

PRIVATE & CONFIDENTIAL

February __, 2004

Chris J. Moreton

505 Water Shadow Lane

Alpharetta, GA 30022

Dear Chris:

We are pleased to extend to you an offer to continue your employment with Preussag North America, Inc. and PNA Group, Inc. (referred to herein collectively as “PNA” or the “Company”) as its Chief Financial Officer. This letter sets forth your duties and responsibilities, compensation, benefits, and other terms of employment.

1.	Position of Employment

Your position with the Company will be Chief Financial Officer. You will report to the President of PNA.

2.	Duties and Responsibilities

A)	Your responsibilities will include those normally associated with a Chief Financial Officer, including, among other things:

Providing Consolidated Financial information on actual and budgeted performance to the President of PNA in a form suitable to enable him to effectively manage the business.

Manage PNA’s relationships with its banks in the U.S., negotiate the general terms of borrowing facilities and revise/amend when necessary.

Supervise the cash management system for PNA and its subsidiaries.

Maintain relations with auditors and negotiate audit fees. Prepare annual Consolidated Financial Statements in accordance with US GAAP for audit.

Supervise Tax Manager and ensure Federal and State Tax returns are submitted on a timely basis and the Corporation maximizes its use of Federal Net Operating Losses.

Prepare reports for the PNA Board on the performance of PNA and its subsidiaries and other matters when necessary.

Review work of subsidiary Financial Controllers and advise President of necessary action to maintain satisfactory control standards

B)	At the discretion of the appropriate Boards of Directors, you will also serve as a Director of the operating subsidiary companies and of PNA and will be paid directors fees for services rendered in addition to the compensation referred to in Paragraph 3 below.

C)	The initial term of your employment by the Company shall be for a period of five (5) years commencing on January 1st, 2004 and extending through December 31st, 2008. This initial term and agreement will automatically extend in successive twelve (12) month increments subject to earlier termination as hereinafter provided.

3.	Compensation

A)	You shall receive an annual base salary of US$ TWO HUNDRED AND TWENTY FIVE THOUSAND ($225,000) to be paid in equal monthly installments.

B)	Your base salary will be reviewed in December 2005, and then annually thereafter.

C)	You will also be entitled to receive an annual performance-based bonus to be determined by the President of PNA, and approved by the Board.

4.	Benefits

You will be entitled to participate in the Company’s employee benefit programs that are applicable to its management, including, but not limited to those set forth below and in the attached description of benefits:

A)	Life, Disability, Medical, and Dental Insurance. You will receive a comprehensive insurance benefits package including group life insurance, short and long-term disability insurance, and medical and dental insurance.

B)	Retirement Programs. You shall be eligible to participate in the Company’s 401(k) plan as well as any deferred compensation or supplemental retirement program offered by the Company immediately upon the commencement of your employment term. You shall receive a credit against the plan’s vesting period for all of your years of employment with the TUI Group.

C)	Vacation. You shall be entitled to seven (7) weeks of paid vacation per year, of which no more than two weeks may be taken at any one time without prior approval, and shall be entitled to carry over any vacation which was unused or unpaid during any year up to fifteen (15) days unless otherwise approved in writing by the President, in respect of service with PNA.

D)	Relocation Costs. You shall be assigned to the Company’s offices in Atlanta, Georgia. In the event of the Company requiring you to relocate, the Company shall reimburse you for all reasonable costs associated with your relocation, including disposing of your current home, househunting trips, acquiring a new home, and relocating your personnel possessions and household goods. These relocation benefits will be “grossed up” to protect you from any tax liability you may incur as a result.

E)	Professional Costs. The Company will pay the fees, dues, costs and other expenses associated with maintaining or renewing your membership of The Institute of Chartered Accountants in England and Wales.

F)	Automobile. The Company will provide you with an automobile to be used in the interest of the Company’s business. You may also use the automobile for private purposes. You shall bear the tax, if any, for this personal use. The automobile shall be selected in accordance with the Company’s guidelines and appropriate for your position as agreed by the President of PNA. The Company shall reimburse you in accordance with its policies for all reasonable expenses incurred with the operation and maintenance of the automobile.

G)	Return Air Fares. The Company will pay for business class return air fares to Europe for you and your spouse once per annum. You are encouraged to combine such trip with business but are not compelled to do so.

5.	Duration of Employment and Severance

A)	The Company may, at any time, terminate or discontinue your employment upon ninety (90) days written notice. Upon such notice, if the termination is for any reason other than cause (i.e. gross and willful negligence of duties, malfeasance or substance abuse that causes interference in any way with your performance of your duties), you shall be entitled to a continuation of your salary, bonuses, incentives and other benefits for the following period: (i) from the date of your termination or discontinuation until the expiration of the then current term of your employment, or (ii) twelve (12) months from the date of your termination or discontinuation, whichever is greater.

6.	Other Provisions

A)	Reference to the employee herein shall include legal representatives and beneficiaries in the event of employee’s death.

B)	Reference to the Company shall include Preussag North America, Inc., PNA Group, Inc. and their successors, if any.

C)	This agreement supersedes any and all prior agreements, understandings, negotiations, or discussions concerning your continued employment with the Company.

Chris, we very much look forward to working with you to continue to develop and enhance the business and activities of Preussag North America, Inc.

Sincerely,

PREUSSAG NORTH AMERICA, INC.

/s/ V. H. Sher
V. H. Sher President

AGREED AND ACCEPTED

/s/ C. J. Moreton	Date: 3/5/04

Chris J. Moreton

Description of Benefits

This is to confirm that the employment benefits offered by Preussag North America, Inc. to you as of the date hereof are as follows:

1.	Life Insurance. Term life insurance for the period of employment is provided with a face amount of $1 million. Premiums are paid 100% by the Company.

Employees are eligible to purchase additional coverage for themselves and their dependents.

2.	Disability. The Company provides long-term disability insurance to cover 60% of an employee’s base salary.

3.	Medical and Dental Insurance. Medical and dental insurance is provided to the employees and their dependents. Premiums are paid 100% by the Company. Employees are responsible for co-pays and deductibles.

4.	401(k) Retirement Plan. PNA pays up to a 5% match of the employee’s contribution. There is a maximum Company contribution as may be established from time to time by the Internal Revenue Service. The vesting period for Company contributions is 5 years.

5.	Deferred Compensation Plan. The Company shall contribute an amount equal to ten percent (10%) of employee’s base salary to a non-qualified deferred compensation plan.